Exhibit 5.1

1055 Washington Boulevard Stamford, CT 06901 Main (203) 462-7500 Fax (203) 462-7599

May 14, 2025

Patriot National Bancorp, Inc.

900 Bedford Street

Stamford, Connecticut 06901

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Patriot National Bancorp, Inc, a Connecticut corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (such registration statement, as may be amended from time to time, is herein referred to as the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

The Registration Statement relates to the registration and sale from time to time by the selling securityholders named in the Registration Statement (the “Selling Securityholders”), of up to 79,529,275 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) consisting of (i) up to 60,400,106 shares of Common Stock issued to the Selling Securityholders (the “Initial Shares”) in a private placement transaction (the “Private Placement”) pursuant to certain securities purchase agreements, dated March 20, 2025, by and between the Company and the Selling Securityholders (the “Securities Purchase Agreements”), (ii) up to 9,333,334 shares of Common Stock (the “Note Shares”) issued to the Selling Securityholders in the Private Placement, upon conversion of that certain 6.25% Fixed Floating Subordinated Note (the “Subordinated Note”) and certain 8.5% Fixed Rate Senior Notes (the “Senior Notes”, and together with the Subordinated Note, the “Notes”) in the aggregate original principal amount of the Notes of approximately $7.0 million, pursuant to the Securities Purchase Agreements, (iii) up to 2,529,275 shares of Common Stock (the “Additional Note Shares”, and together with the Initial Shares and Note Shares, the “Initial and Note Shares”) issued to the Selling Securityholders in a separate transaction, upon conversion of certain Senior Notes in the aggregate original principal and accrued unpaid interest amount of the Senior Notes of approximately $1.9 million, pursuant to the Securities Purchase Agreements, and (iv) 7,266,560 shares of Common Stock (the “Conversion Shares” and together with the Initial and Note Shares, the “Shares”) issued to certain Selling Securityholders in the Private Placement upon conversion of 90,832 shares of the Company’s Series A Non-Cumulative Perpetual Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended, as currently in effect; (iii) the Amended and Restated Bylaws of the Company as currently in effect; (iv) certain resolutions of the Board of Directors of the Company; (v) the Securities Purchase Agreements; (vi) the Notes; and (vii) certain registration rights agreements, dated March 20, 2025, by and between the Company and the Selling Securityholders pursuant to which the Company agreed to register for resale the shares of Common Stock issued in the Private Placement and the underlying shares of Common Stock into which the Series A Preferred Stock may be converted. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We have made and relied upon the assumption that a sufficient number of shares of Common Stock will be available and reserved for issuance of the Conversion Shares, without any investigation or inquiry by us, and our opinions expressed below are subject to, and limited and qualified by the effect of such the assumption.

Based upon the foregoing and subject to the limitations set forth below, as of the date hereof, we are of the opinion that, as to the Shares:

1. the 72,262,715 Initial and Note Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance, delivery and payment therefor as contemplated in the Registration Statement, are validly issued, fully paid and non-assessable; and

2. the 7,266,560 Conversion Shares issuable upon conversion of the Series A Preferred Stock, have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

For purposes of this opinion, we express no opinion as to matters governed by laws of any jurisdiction other than the Business Corporation Act of the State of Connecticut. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares were or will be issued in compliance with all applicable state securities or blue sky laws.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Robinson & Cole LLP
ROBINSON & COLE LLP

2